Exhibit 7.3

STOCK PURCHASE AGREEMENT

FOR

AIGUILLE ROCK CLIMBING CENTER, INC.

This STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the day of March ____, 2023 by and among Climb Orlando Inc., a Corporation domiciled in Florida, (the "Seller"), and Be Climbing Inc., a Corporation domiciled in Nevada (the "Purchaser"). The Seller, and the Purchaser are sometimes referred to as the Party and collectively as the "Parties".

RECITALS

WHEREAS, Seller owns a total often thousand (10,000) shares of Common stock in Aiguille Rock Climbing Center, Inc., a Florida corporation ("Aiguille") and wishes to sell all of such shares (the "Shares") represented by share certificate number four (4).

WHEREAS, Aiguille the corporate entity has a total often thousand (10,000) shares of Common stock authorized and the ten thousand (10,000) shares of Common stock in Aiguille represented by certificate number four (4) are all of the issued and outstanding shares of Aiguille.

WHEREAS, the Purchaser wishes to purchase all of the Shares for a total purchase price of one hundred ninety thousand dollars ($190,000 USD) (the "Purchase Price").

WHEREAS, the Seller proposes to sell the Shares to the Purchaser on the terms set forth herein and Purchaser wishes to purchase the Shares from the Seller on the terms set forth herein;

Upon final closing of this transaction, the Shares will be transferred from Seller to Buyer and a new certificate shall be issued in the name of: Be Climbing Inc.

IN CONSIDERATION of the promises, representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	PURCHASE AND SALE AND CLOSING

1.1            Conditions to Closing. It is agreed that all of the funds consisting of one hundred ninety thousand dollars ($190,000 USD) of the Purchase Price shall be remitted to the Seller and Shares shall be remitted to Purchaser upon closing.

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1.2            Adjustments to the Purchase Price. The parties hereto acknowledge and agree that the following items shall be either a credit to the applicable Party, prorated at Closing or dealt with between the Parties outside of Closing:

•	The Lease being assumed by the Purchaser has a $7,000.00 deposit which shall be credited to the Seller;

•	There are two Duke Energy accounts with deposits of$1,195.00 each which shall be credited to the Seller;

•	The amount of inventory located in the business shall be calculated, and the total agreed upon between the Parties the day before Closing, and that amount shall be credited to the Seller;

•	The annual General Liability and property insurance policies amount of $25,563.25 has been paid in full, to expire on January 21st, 2024. At Closing the General Liability and property insurance shall be prorated and a credit given to the Seller up te for the time beyond the date of Closing;

•	Tangible Tax for the business is paid annually in November and Purchaser shall get a credit for the estimated amount owed up to the date of Closing;

•	The Parties agree that ownership of the Bank of America operating checking account ending in 5783 shall be transferred to the Purchaser. Due to the timing of certain EFT expenditures, the Parties agree to settle this account outside of Closing;

•	The Parties agree that the Bank of America Mastercard account ending in 2079 shall be transferred to and assumed by the Purchaser. Due to the timing of certain credit card expenditures, the Parties agree to settle this account outside of Closing;

•	The Parties acknowledge and agree that Aiguille has an Investment Account which has a value of approximately $8,325.00 (based on 3/22/2023 share price) which shall be transferred to Purchaser as part of the transaction contemplated herein. Purchaser agrees to honor any gift cards in exchange for Seller transferring its Investmen{ Account balance to Purchaser.

1.2            Termination. In the event the sale and purchase of all of the Shares pursuant to this Agreement is not completed on or before March31, 2023, this Agreement shall terminate.

1.3            Closing. The Closing shall be held at the offices of Oswald & Oswald, P.L., 2180 N. Park Avenue, Suite 220, Winter Park, Florida 32789; Douglas W. Oswald, Esq. (the "Closing Agent"). At Closing the parties will execute an agreed upon Closing Statement, all shares of Common Stock of the Aiguille Rock Climbing Center, Inc. shall be assigned and transferred to the Purchaser and Purchaser shall initial its wire transfer of funds to the Seller. Once Seller has confirmed receipt of the Purchaser's wire, then Seller will file the 2023 Annual Report for Aiguille Rock Climbing Center, Inc. removing Brett Lawicki and Austin Lawicki as the directors and officers of the company and inserting whomever the Purchaser designates. The fees of the Closing Agent shall be split equally between the Parties, and the Closing Agent estimates its fees to be $2,000.00.

2.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

2.1            The Seller warrants, covenants, and represents to the Purchaser with the intention of inducing the Purchaser to enter into this Agreement that:

(a)            The Seller represents and warrants that the Shares being sold pursuant to this Agreement represent all of the shares of Aiguille owned by the Seller as well as issued and outstanding of Aiguille Rock Climbing Center, Inc.

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(b)            Immediately prior to and at the Closing, the Seller has the legal right and authority to sell the Shares to the Purchaser and on the Closing Date and Seller shall transfer the Shares to the Purchaser free and clear of all liens, restrictions, covenants or adverse claims of any kind or character.

(c)            The Seller has the legal power and authority to execute and deliver this Agreement and all other documents required to be executed and delivered by the Seller hereunder and to consummate the transactions contemplated hereby and this Agreement has been validly executed by the Seller.

(d)           The Seller agrees to execute and deliver such other documents and to perform such other acts as shall be necessary to effectuate the purposes of this Agreement.

3.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

3.1            The Purchaser represents and warrant to the Seller with the intention of inducing the Seller to enter into this Agreement that:

(a)            The Purchaser as the legal power and authority to execute and deliver this Agreement and to consummate the transactions hereby contemplated and this Agreement has been validly executed by the Purchaser.

(b)            The Purchaser is acquiring the Shares as principal for the Purchaser's own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in the Shares.

4.	MISCELLANEOUS

4.1            The parties hereto acknowledge that they have obtained independent legal advice with respect to this Agreement and acknowledge that they fully understand the provisions of this Agreement.

4.2            Unless otherwise provided, all dollar amounts referred to in this Agreement are in United States Dollars.

4.3            There are no representations, warranties, collateral agreements, or conditions concerning the subject matter of this Agreement except as herein specified.

4.4           The notice addresses of the Parties hereto are as follows:

Seller:	Climb Orlando, Inc.
Attention: Brett D. Lawicki
P.O. Box 180219
Casselberry, FL 32718
brett.lawicki@gmail.com

Purchaser:	Be Climbing Inc.
Attn: Stephen Carnes
2180 N. Park Ave, Unit 200
Winter Park, FL 32789
steve@beclimbing.com

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4.5            Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Florida located in Seminole County, Florida, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

4.6            The representations and warranties of the parties contained in this Agreement shall survive the closing of the purchase and sale of the Shares and shall continue in full force and effect for a period of one year.

4.7            This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

4.8           Delivery of an executed copy of this Agreement by electronic, facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

[Signature page to follow.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of March 31, 2023

“SELLER”

/s/ Brett D. Lawicki
Name:	Climb Orlando, Inc.
Brett D. Lawicki, Director

“PURCHASER”

/s/ Stephen W. Carnes
Name:	Be Climbing Inc.
Stephen W. Carnes, Director

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OSWALD & OSWALD, P.L.
Douglas W. Oswald, Esquire
2180 N. Park Avenue, Suite 220
Winter Park, Florida 32789

AIGUILLE ROCK CLIMBING CENTER, INC.
STOCK PURCHASE CLOSING STATEMENT
MARCH 31, 2023

SELLER: **CLIMB ORLANDO, INC., a Florida corporation**

BUYER: **BE CLIMBING, INC., a Nevada corporation**

BUSINESS ADDRESS: **830 S. Ronald Reagan Boulevard, #252, Longwood, Florida 32750**

	CREDIT SELLER	CREDIT BUYER
SALES PRICE:	$ 190,000.00	
BUSINESS INVENTORY: As of date of Closing	$ 6,400.00	
2023 TANGIBLE PROPERTY TAX: Credit Buyer – 2023 Seminole County Tangible Personal Property Taxes Property I.D. #0411520 $780.01 Paid (90 Days x $2.143/Day)		$ 192.60
LEASE DEPOSIT: Credit Seller - Buyer assuming Lease	$ 7,000.00	
DUKE ENERGY ACCOUNTS (2):		
Credit Seller Deposit Duke Account #	$ 1,195.00	
Credit Seller Deposit Duke Account #2	$ 1,195.00	
Buyer assuming both accounts		
GENERAL LIABILITY & PROPERTY INSURANCE: $25,563.25 Paid through 01/21/2024 $70.04/Day x 296 Days	$ 20,731.84	
INVESTMENT ACCOUNT: Credit Buyer - Based on 3/23/23 Share Price		$ 8,325.00
CASH AT CLOSING:	$	$ 218,004.24
	$ 226,521.84	$ 226,521.84

EXPENSES	CHARGE SELLER	CHARGE BUYER
OSWALD & OSWALD, P.L: - Attorney's Fees and Costs	$ 1,000.00	$ 1,000.00
	$ 1,000.00	$ 1,000.00

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CLOSING STATEMENT PAGE TWO

NOTE:

All shares of common stock (Stock Certificates) of **AIGUILLE ROCK CLIMBING CENTER, INC.** shall be assigned and transferred from Seller to Buyer at Closing.

ITEMS TO BE HANDLED OUTSIDE OF CLOSING:

1. Bank of America Operating Account ending in 5783 to be transferred to Buyer.
2. Bank of America Mastercard Account ending in 2079 to be transferred to Buyer.
3. Business Inventory has been estimated at Closing, and Seller and Buyer agree to reconcile the difference (if any) outside of Closing.

RECAPITULATION:

SELLER:		**BUYER:**	
Cash at Closing	$ 218,004.24	Cash at Closing	$ 218,004.24
LESS: Expenses	- 1,000.00	*PLUS:* Expenses	+ 1,000.00
Net Cash Due Seller:	**$ 217,004.24**	**Net Cash Due from Buyer:**	**$ 219,004.24**

RECEIPTS AND DISBURSEMENTS:

A.	**Cash due from Buyer:**		**$ 219,004.24**
B.	**Disbursements:**		
	(1) OSWALD & OSWALD, P.L.	$ 2,000.00	
	(2) CLIMB ORLANDO,INC.	$ 217,004.24	
			$ 219,004.24

Accepted and approved by **SELLER** this 31st day of March, 2023.

SELLER:
CLIMB ORLANDO, INC.
a Florida corporation

By: [signature]
BRETT D. LAWICKI, Director

Accepted and approved by **BUYER** this 31st day of March, 2023.

BUYER:
BE CLIMBING, INC.,
a Nevada corporation

By: [signature]
STEPHEN CARNES, Director

dhm-c:\winword\closing\Lawicki.AiguilleRockClimbingCtr.cs

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